UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

RELIV’ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19932	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

                Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.07. Submission of Matters to a Vote of Security Holders

The Annual Meeting of Stockholders of Reliv International, Inc. (the “Company”) was held on Thursday, May 26, 2016 at 9:00 a.m. Central Daylight Savings Time at the corporate headquarters of the Company located at 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri.

The following actions were submitted and approved by a vote of the stockholders of the Company:

1.	Election of five directors.

2.	Approval of an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split of the Company’s common stock at a specific ratio within a range from 1-for-3 to 1-for-7 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the specific ratio of the Reverse Stock Split.

3.	Approval, by non-binding vote, of the named executive compensation.

4.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2016.

Stockholders of record at the close of business on March 24, 2016 were entitled to vote. A total of 10,524,800 shares were represented by proxy or in person at the Annual Meeting, which constituted more than 81% of the Company’s issued and outstanding shares of common stock. These shares were voted on the matters presented at the Annual Meeting as follows:

1.	For the election of directors:

Name	For	Against	Abstentions and Broker Non-Votes

Robert L. Montgomery	6,907,182	291,525	3,326,093

Carl W. Hastings	6,952,376	236,717	3,335,707

John B. Akin	6,801,858	367,842	3,355,100

Robert M. Henry	6,808,906	360,578	3,355,316

John M. Klimek	7,005,210	164,672	3,354,918

2.	Approval of the amendment to the Company’s Second Amended and Restated Certificate of Incorporation.

For	Against	Abstentions

9,931,096	522,038	71,666

3.	Approval of named executive compensation.

For	Against	Abstentions and Broker Non-Votes

6,769,818	411,468	3,343,514

4.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2016.

For	Against	Abstentions

10,426,998	56,851	40,951

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Relìv International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on May 27, 2016.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright Chief Financial Officer